EXHIBIT 99.1

AAM Reports Second Quarter 2020 Financial Results

DETROIT, July 31, 2020 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the second quarter 2020.
Second Quarter 2020 Results
•Sales of $515.3 million
•Net loss attributable to AAM of $(213.2) million, or (41.4)% of sales
•Adjusted EBITDA of $(52.1) million, or (10.1)% of sales
•Diluted loss per share of $(1.88); Adjusted loss per share of $(1.79)
•AAM's second quarter financial results were unfavorably impacted by global production shutdowns due to the coronavirus pandemic (COVID-19)

“AAM’s financial results for the second quarter of 2020 were adversely impacted by the extended global production shutdowns resulting from the COVID-19 pandemic. During the quarter, we adjusted our operations, structurally reduced costs and took action to strengthen our financial profile,” said AAM’s Chairman and Chief Executive Officer, David C. Dauch. “As we continue to ramp up production and adjust our business to the new market demand in the second half of 2020, we are focused on the health and safety of our associates, supporting customer production schedules and launches, utilizing our operational excellence to generate positive financial performance and investing in our future.”

AAM's sales in the second quarter of 2020 were $515.3 million as compared to $1.7 billion in the second quarter of 2019. AAM estimates that our sales for the second quarter of 2020 were unfavorably impacted by COVID-19 by approximately $947 million. In addition, our second quarter of 2019 sales include $171 million related to our U.S. iron casting operations, which were sold in December 2019.

AAM's net loss in the second quarter of 2020 was $(213.2) million, or $(1.88) per share, as compared to net income of $52.5 million, or $0.45 per share in the second quarter of 2019.

AAM defines Adjusted earnings (loss) per share to be diluted earnings (loss) per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of business, impairment charges and non-recurring items, including the tax effect thereon. Adjusted loss per share in the second quarter of 2020 was $(1.79) compared to Adjusted earnings per share of $0.55 in the second quarter of 2019.

AAM defines EBITDA to be earnings (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of business, impairment charges and non-recurring items. In the second quarter of 2020, Adjusted EBITDA was $(52.1) million, or (10.1)% of sales, as compared to $266.0 million, or 15.6% of sales, in the second quarter of 2019. AAM estimates that our pre-tax operating income and Adjusted EBITDA in the second quarter of 2020 was unfavorably impacted by lower sales as a result of COVID-19 by approximately $299 million. In addition, our second quarter of 2019 Adjusted EBITDA includes $17 million related to our U.S. iron casting operations.

AAM's net cash used by operating activities for the second quarter of 2020 was $(142.5) million. AAM defines free cash flow to be net cash provided by (used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs. AAM's Adjusted free cash flow for the second quarter of 2020 was $(161.8) million.

AAM's 2020 Financial Outlook
As a result of the unexpected disruption in light vehicle production and economic uncertainty due to the impact of the COVID-19 pandemic, AAM withdrew its 2020 financial outlook on March 25, 2020. Due to the continued uncertainty, we are not issuing revised 2020 financial targets at this time.

Second Quarter 2020 Conference Call Information
A conference call to review AAM's second quarter 2020 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 883-0383 from the United States or (412) 902-6506 from outside the United States with access code 6374523. A replay will be available one hour after the call is complete until August 7, 2020 by dialing (877) 344-7529 from the United States or (412) 317-0088 from outside the United States. When prompted, callers should enter replay access code 10144277.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted earnings per share and Adjusted free cash flow. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Company Description
AAM (NYSE: AXL) delivers POWER that moves the world. As a leading global tier 1 automotive supplier, AAM designs, engineers and manufactures driveline and metal forming technologies that are making the next generation of vehicles smarter, lighter, safer and more efficient. Headquartered in Detroit, AAM has approximately 20,000 associates operating at nearly 80 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership. To learn more, visit aam.com.

Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: a significant disruption in production, sales and/or supply as a result of public health crises, including pandemic or epidemic illness such as Novel Coronavirus (COVID-19); global economic conditions; reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), Ford Motor Company (Ford) or other customers; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM, FCA and Ford); risks inherent in our global operations (including tariffs and the potential consequences thereof to us, our suppliers, and our customers and their suppliers, adverse changes in trade agreements, such as USMCA, immigration policies, political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); a significant disruption in operations at one or more of our key manufacturing facilities; negative or unexpected tax consequences; risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; supply shortages or price increases in raw material and/or freight, utilities or other operating supplies for us or our customers as a result of pandemics, natural disasters or otherwise; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; an impairment of our goodwill, other intangible assets, or long-lived assets if our business or market conditions indicate that the carrying values of those assets exceed their fair values; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to realize the expected revenues from our new and incremental business backlog; price volatility in, or reduced availability of, fuel; our ability to protect our intellectual property and successfully defend against assertions made against us; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities, or reputational damage; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products; our ability or our customers' and suppliers' ability to comply with regulatory requirements and the potential costs of such compliance; changes in liabilities arising from pension and other postretirement benefit obligations; our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and any or all of the foregoing factors may be exacerbated by COVID-19. Further, we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #
For more information:
Investor Contact
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact
Christopher M. Son
Vice President, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(in millions, except per share data)

Net sales	$515.3	$1,704.3	$1,858.8	$3,423.5

Cost of goods sold	614.2	1,456.0	1,762.4	2,953.0

Gross profit (loss)	(98.9)	248.3	96.4	470.5

Selling, general and administrative expenses	73.8	91.3	164.1	182.0

Amortization of intangible assets	21.6	24.9	43.4	49.9

Impairment charge	—	—	510.0	—

Restructuring and acquisition-related costs	11.3	12.2	28.9	24.3

Loss on sale of business	—	—	1.0	—

Operating income (loss)	(205.6)	119.9	(651.0)	214.3

Interest expense	(54.6)	(56.2)	(106.1)	(109.6)

Interest income	3.0	0.5	5.8	1.2

Other income (expense)
Debt refinancing and redemption costs	—	(2.4)	(1.5)	(2.4)
Other income (expense), net	0.1	(3.1)	(2.2)	(6.1)

Income (loss) before income taxes	(257.1)	58.7	(755.0)	97.4

Income tax expense (benefit)	(43.9)	6.0	(40.6)	3.0

Net income (loss)	(213.2)	52.7	(714.4)	94.4

Net income attributable to noncontrolling interests	—	(0.2)	(0.1)	(0.3)

Net income (loss) attributable to AAM	$(213.2)	$52.5	$(714.5)	$94.1

Diluted earnings (loss) per share	$(1.88)	$0.45	$(6.33)	$0.81

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2020	December 31, 2019
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$893.3	$532.0
Accounts receivable, net	550.2	815.4
Inventories, net	358.5	373.6
Prepaid expenses and other	159.5	136.8
Total current assets	1,961.5	1,857.8

Property, plant and equipment, net	2,209.9	2,358.4
Deferred income taxes	101.9	64.1
Goodwill	181.9	699.1
Other intangible assets, net	821.8	864.5
GM postretirement cost sharing asset	223.3	223.3
Other assets and deferred charges	554.7	577.4
Total assets	$6,055.0	$6,644.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Borrowings under Revolving Credit Facility	$200.0	—
Current portion of long-term debt	373.7	28.7
Accounts payable	353.2	623.5
Accrued compensation and benefits	139.8	154.4
Deferred revenue	22.5	18.9
Accrued expenses and other	171.1	200.9
Total current liabilities	1,260.3	1,026.4

Long-term debt, net	3,561.4	3,612.3
Deferred revenue	78.5	83.7
Deferred income taxes	44.6	19.6
Postretirement benefits and other long-term liabilities	911.4	922.2
Total liabilities	5,856.2	5,664.2

Total AAM stockholders' equity	196.2	977.6
Noncontrolling interests in subsidiaries	2.6	2.8
Total stockholders' equity	198.8	980.4
Total liabilities and stockholders' equity	$6,055.0	$6,644.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(in millions)
Operating activities
Net income (loss)	$(213.2)	$52.7	$(714.4)	$94.4
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	139.1	136.5	268.7	277.3
Impairment charge	—	—	510.0	—
Other	(68.4)	27.9	(67.4)	(234.8)
Net cash provided by (used in) operating activities	(142.5)	217.1	(3.1)	136.9

Investing activities
Purchases of property, plant and equipment	(35.9)	(113.3)	(105.6)	(237.5)
Proceeds from sale of property, plant and equipment	0.9	1.4	1.4	1.7
Other	(4.6)	(2.2)	(4.6)	(2.2)
Net cash used in investing activities	(39.6)	(114.1)	(108.8)	(238.0)

Financing activities
Net debt activity	393.5	(106.1)	482.6	(120.2)
Other	(1.0)	(0.2)	(2.4)	(7.5)
Net cash provided by (used in) financing activities	392.5	(106.3)	480.2	(127.7)

Effect of exchange rate changes on cash	0.2	—	(7.0)	1.2

Net increase (decrease) in cash, cash equivalents and restricted cash	210.6	(3.3)	361.3	(227.6)

Cash, cash equivalents and restricted cash at beginning of period	682.7	254.6	532.0	478.9

Cash, cash equivalents and restricted cash at end of period	$893.3	$251.3	$893.3	$251.3

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings (loss) before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(in millions)

Net income (loss)	$(213.2)	$52.7	$(714.4)	$94.4
Interest expense	54.6	56.2	106.1	109.6
Income tax expense (benefit)	(43.9)	6.0	(40.6)	3.0
Depreciation and amortization	139.1	136.5	268.7	277.3
EBITDA	(63.4)	251.4	(380.2)	484.3
Restructuring and acquisition-related costs	11.3	12.2	28.9	24.3
Debt refinancing and redemption costs	—	2.4	1.5	2.4
Impairment charge	—	—	510.0	—
Loss on sale of business	—	—	1.0	—
Adjusted EBITDA	$(52.1)	$266.0	$161.2	$511.0

Adjusted earnings (loss) per share(b)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Diluted earnings (loss) per share	$(1.88)	$0.45	$(6.33)	$0.81
Restructuring and acquisition-related costs	0.10	0.11	0.26	0.21
Debt refinancing and redemption costs	—	0.02	0.01	0.02
Impairment charge	—	—	4.52	—
Loss on sale of business	—	—	0.01	—
Non-recurring items:
Adjustment to liability for unrecognized tax benefits	(0.06)	—	(0.06)	—
Tax adjustments related to the CARES Act and Tax Cuts and Jobs Act	—	—	(0.07)	(0.08)
Other(c)	0.08	—	0.14	—
Tax effect of adjustments	(0.03)	(0.03)	(0.07)	(0.05)
Adjusted earnings (loss) per share	$(1.79)	$0.55	$(1.59)	$0.91

Adjusted earnings (loss) per share are based on weighted average diluted shares outstanding of 113.1 million and 116.1 million for the three months ended on June 30, 2020 and 2019, respectively, and 112.9 million and 116.0 million for the six months ended on June 30, 2020 and 2019, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free cash flow and Adjusted free cash flow(d)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(in millions)
Net cash provided by (used in) operating activities	$(142.5)	$217.1	$(3.1)	$136.9
Capital expenditures net of proceeds from the sale of property, plant and equipment	(35.0)	(111.9)	(104.2)	(235.8)
Free cash flow	(177.5)	105.2	(107.3)	(98.9)
Cash payments for restructuring and acquisition-related costs	15.7	14.1	28.8	29.7
Adjusted free cash flow	$(161.8)	$119.3	$(78.5)	$(69.2)

Segment Financial Information

In the fourth quarter of 2019 we completed the sale of our U.S. iron casting operations. The sale did not include the entities that conduct AAM's casting operations in El Carmen, Mexico, which are now included in our Driveline segment.

As a result, our business is now organized into Driveline and Metal Forming. The Casting segment is now comprised entirely of the U.S. casting operations that were sold. The amounts previously reported in our Casting segment for the retained operations in El Carmen, Mexico have been reclassified to our Driveline Segment for the periods presented.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(in millions)
Segment Sales
Driveline	$403.7	$1,181.5	$1,435.4	$2,347.8
Metal Forming	150.3	484.2	572.6	967.5
Casting	—	179.7	—	373.4
Total Sales	554.0	1,845.4	2,008.0	3,688.7
Intersegment Sales	(38.7)	(141.1)	(149.2)	(265.2)
Net External Sales	$515.3	$1,704.3	$1,858.8	$3,423.5

Segment Adjusted EBITDA(a)
Driveline	$(31.2)	$162.1	$108.1	$304.9
Metal Forming	(20.9)	86.5	53.1	170.9
Casting	—	17.4	—	35.2
Total Segment Adjusted EBITDA	$(52.1)	$266.0	$161.2	$511.0

(a)We define EBITDA to be earnings (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of a business, impairment charges, and non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA and Adjusted EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. We also use Segment Adjusted EBITDA as the measure of earnings to assess the performance of each segment and determine the resources to be allocated to the segments. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)We define Adjusted earnings (loss) per share to be diluted earnings (loss) per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of a business, impairment charges, and non-recurring items, including the tax effect thereon. We believe Adjusted (loss) earnings per share is a meaningful measure as it is commonly utilized by management and investors in assessing ongoing financial performance that provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of core operating performance and which may obscure underlying business results and trends. Other companies may calculate Adjusted earnings (loss) per share differently.

(c)Other includes the accelerated depreciation for certain assets that will be idled as a result of our largest customer exiting their operations in Thailand, which they announced in 2020.

(d)We define free cash flow to be net cash provided by (used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs. We believe free cash flow and Adjusted free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow and Adjusted free cash flow are also key metrics used in our calculation of incentive compensation. Other companies may calculate free cash flow and Adjusted free cash flow differently.